Exhibit 10.2

SIXTH AMENDMENT TO LEASE

This Sixth Amendment to Lease (the “Agreement”) is entered into as of October 28, 2015, by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and IMPERVA, INC., a Delaware corporation (“Tenant”), with respect to the following facts and circumstances:

A. Landlord and Tenant are parties to that certain Lease Agreement dated February 12, 2008, as amended by a First Amendment to Lease dated February 12, 2010, a Second Amendment to Lease dated May 16, 2012, a Third Amendment to Lease dated August 22, 2012, a Fourth Amendment to Lease dated May 6, 2015 (the “Fourth Amendment”), and a Fifth Amendment to Lease dated October 28, 2015 (the “Fifth Amendment”, and collectively, the “Original Lease”), of certain premises commonly known as Suites 100, 101 and 200 in the 3400 Bridge Building and Suites 101 and 201 in the 3200 Bridge Building (together, the “Premises”), and more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease. As used herein, the term “Lease” means the Original Lease as amended by this Agreement.

B. Landlord and Tenant desire to amend the Original Lease on the terms and conditions provided herein.

IT IS THEREFORE, agreed as follows:

1. The following terms of the Fourth Amendment are amended as follows:

1.1 The “Suite 100 Second Expansion Space Commencement Date” shall mean March 1, 2016.

1.2 The schedule of Base Rent for the Suite 100 Second Expansion Space in Section 4.3 of the Fourth Amendment is hereby deleted in its entirety and replaced with the following:

Period	Monthly Base Rate
03/01/2016 – 08/31/2016	$28,573.60
09/01/2016 – 12/31/2017	$29,498.04
01/01/2018 – 06/30/2018	$30,422.48
07/01/2018 – 06/30/2019	$31,346.92
07/01/2019 – 12/31/2020	$32,271.36

1.3 The references to “January 1, 2017” in Section 5 of the Fourth Amendment and Section 2.1 of the Suite 100 Tenant Work Letter are hereby deleted in their entirety and replaced with “February 1, 2016.”

2. It is hereby acknowledged that the Suite 100 Second Expansion Space is currently subject to a lease (the “Existing Lease”) by and between Landlord or Landlord’s predecessor-in-interest and the existing tenant under the Existing Lease (the “Existing Tenant”). The parties hereto understand and agree that effectiveness of this Agreement is subject to and conditioned upon (a) the termination of the Existing Lease on terms reasonably acceptable to Landlord in its sole discretion, as evidenced by the full execution of a termination agreement by and between Landlord and the Existing Tenant (“Termination Agreement”), and (b) the surrender by the Existing Tenant of possession of the Suite 100 Second Expansion Space, as and when required pursuant to the Termination Agreement.

3. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.

4. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Cushman & Wakefield, Inc. (“Landlord’s Broker”) and CBRE, Inc. (“Tenant’s Broker”). Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent, finder or similar person other than Landlord’s Broker and Tenant’s Broker. The commission with respect to this Agreement shall be paid to Landlord’s Broker by Landlord pursuant to a separate agreement. Landlord’s Broker will pay Tenant’s Broker a commission pursuant to a separate agreement. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker.

5. Effective as of the date hereof, all references to the “Lease” shall refer to the Original Lease, as amended by this Agreement.

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Landlord:

WESTPORT OFFICE PARK, LLC, a California limited liability company

By:		The Prudential Insurance Company of
America, a New Jersey corporation,
its member

	By:	/s/ Jeffrey D. Mills

Jeffrey D. Mills, Vice President
[Printed Name and Title]

Tenant:

IMPERVA, INC., a Delaware corporation

By:		/s/ Anthony Bettencourt
Its:		Anthony Bettencourt, CEO
By:		/s/ Terry Schmid
Its:		Terry Schmid, CFO